UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

NOBLE ROMAN’S, INC.
(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a–6(i)(1) and 0–11

NEWS BULLETIN	RE: NOBLE ROMAN'S, INC.

6612 E. 75th Street, Suite 450

Indianapolis, IN 46250

FOR ADDITIONAL INFORMATION, CONTACT:

For Media Information: Scott Mobley, President & CEO (smobley@nobleromans.com)

For Investor Relations: Paul Mobley, Executive Chairman (pmobley@nobleromans.com)

Mike Cole, Investor Relations: 949-444-1341 (mike.cole@mzgroup.us)

Noble Roman’s Issues Basic Points in Support of Scott Mobley As Nominee for its Board of Directors

(Indianapolis, Indiana) – June 22, 2023 - Noble Roman's, Inc. (OTCQB: NROM) today issued a brief summary in support of the company’s Board of Director’s unanimous nomination of Scott Mobley, the company’s President & CEO, to serve on its Board:

•	Re-electing the President and CEO of the company to its Board of Directors places on the Board the person most attuned to the operating capability of the company from a policy standpoint

•

Scott Mobley specifically created the product and systems for the non-traditional venue and the entire Craft Pizza & Pub concept, and is therefore the most qualified individual to represent the Board on those matters

•

Removing the company’s President & CEO from the Board could create significant internal staffing and morale problems, and risk dramatically affecting the company’s performance. It is not clear to the Board that the services of Scott Mobley can be retained as an operating officer of the company if he is not also a full member of the Board since he has indicated he strongly believes in the necessity of continuity between policy participation and implementation at the CEO level

•	The Board of Directors, including Scott Mobley, has restructuring the company’s finances as its top financial priority

•

The BT Brands financial proposal was contrary to the terms of the company’s current loan covenants and could not be implemented because the company is prohibited from incurring additional indebtedness for borrowing money or the lender could declare an event of default and all amounts outstanding would become due immediately

•

Should any source, including BT Brands, propose financing that is fair to all shareholders and within the current loan covenants to implement, the board, including Scott Mobley, would be most amenable to its consideration

•	The current vote for the Board of Directors is not about the merits and deficiencies in the BT Brands financial proposal, but about who is most qualified to serve, and that is Scott Mobley

2

•

Under Scott Mobley’s leadership, the company’s current business plan of accelerating non-traditional growth and improving Craft Pizza & Pub margins is being successful and should not be distracted from or interrupted

•	Unlike Noble Roman’s, BT Brands does not have a successful restaurant management model, and the BT Brands model should not be imported into Noble Roman’s

•	Scott Mobley has led the company successfully through the COVID environment under very difficult circumstances conveying the value of his policy and strategic leadership

•

Scott Mobley has, on multiple occasions, including this year, offered to take less than his contractual compensation set forth in his employment contract, which was put into place by the insistence of a previous outside investor and bank

•	Scott Mobley is a significant shareholder, and his interests are aligned with those of other shareholders

The Board of Directors of Noble Roman’s, Inc. strongly encourages all shareholders to vote in favor of Scott Mobley, the company’s nominee to the Board of Directors.

The statements contained above concerning the company’s future revenues, profitability, financial resources, market demand and product development are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to the company that are based on the beliefs of the management of the company, as well as assumptions and estimates made by and information currently available to the company’s management.  The company’s actual results in the future may differ materially from those indicated by the forward-looking statements due to risks and uncertainties that exist in the company’s operations and business environment, including, but not limited to the continuing effects of the COVID-19 pandemic and its aftermath, competitive factors and pricing and cost pressures, non-renewal of franchise agreements, shifts in market demand, the success of franchise programs, including the Noble Roman’s Craft Pizza & Pub format and the ability to convert the sales pipeline into sold units, the company’s ability to successfully operate an increased number of company-owned restaurants, the outcome of the election of directors at the company’s 2023 annual meeting of shareholders (as discussed under “Part II-Other Information” in Form 10-Q filed with SEC on May 10, 2023), general economic conditions, changes in demand for the company’s products or franchises, the company’s ability to service its loans and refinance its debt under suitable terms, the acceptance of the amended federal Form 941 returns relating to the ERTC, the impact of franchise regulation, the success or failure of individual franchisees and inflation and other changes in prices or supplies of food ingredients and labor as well as the factors discussed under “Risk Factors” contained in this company’s Annual Report on Form 10-K for the year ended December 31, 2022.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended.

-END-

3

Important Additional Information

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with its upcoming 2023 Annual Meeting. The Company filed its definitive proxy statement and a WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) on June 16, 2023 in connection with any such solicitation of proxies from the Company’s shareholders. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information can also be found in the Company’s other SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2022, filed on April 13, 2023. Shareholders will be able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge on the Company’s website at www.nobleromans.com under the heading “Investor Relations.”

4